PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT made this 2 day of May, 2003, by and between JAMES F. GREEN, Individually, whose address is 6 Narragansett Court, Narragansett, Rhode Island 02882 (hereinafter referred to as "Seller") and VERIDIUM ENVIRONMENTAL
CORPORATION,  whose  address is 1 Jasper  Street,  Paterson,  New  Jersey  07522
(hereinafter referred to as the "Purchaser"). Seller and Purchaser shall individually, at times, be referred to as a "Party" or together, at times, as the "Parties" and this Purchase Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS, Seller is the owner of a Twenty-Five (25.00%) Percent ownership interest in the outstanding membership units (equity) of JONES ENVIRONMENTAL SERVICES LLC ("JES")("JES Interest") , as well as currently being the owner of a Fifty (50.00%) Percent ownership interest in the outstanding equity of Enviro-Safe Corporation ("Enviro") ("Enviro Interest") ; and WHEREAS, prior to or at the time of Closing of this Agreement, Seller shall have caused Enviro to redeem Fifty (50.00%) Percent of the outstanding equity ownership interest therein held by the other shareholders of Enviro, such that Seller shall become the owner of One Hundred (100.00%) Percent of the outstanding equity of Enviro (the "Redemption") ; and

WHEREAS, Seller desires to sell all of his JES Interest and the Enviro Interest after the Redemption to Purchaser, upon the terms and conditions hereinafter set forth; and

WHEREAS, Purchaser desires to purchase the from Seller his JES Interest and the Enviro Interest upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, representations, covenants and warranties of the Parties set forth herein, the receipt and sufficiency of such consideration being hereby expressly acknowledged, the Parties do hereby agree as follows:

     1. RECITALS. The recitals set forth above are incorporated herein by this reference as though set forth verbatim and at length.

     2. SALE AND PURCHASE OF SELLER'S JES INTEREST AND ENVIRO INTEREST. Seller shall sell, transfer and deliver all of his right, title and interest in and to the JES Interest and the Enviro Interest to Purchaser, by properly endorsing stock certificates and membership certificates (or appropriate stock powers or other instruments of conveyance acceptable to Purchasers' counsel) representing the JES Interest and the Enviro Interest and delivering same to Purchaser at Closing, as hereinafter defined.

     3. PURCHASE PRICE. The total purchase price to be paid by Purchaser to Seller for the JES Interest and the Enviro Interest to be sold and purchased hereunder is as follows (hereinafter, collectively the "Purchase Price") :

          A. EIGHT HUNDRED FIFTY THOUSAND and 00/100 ($850,000.00) DOLLARS, as partial consideration for the JES Interest, to be paid by Purchaser to Seller as Closing.

          B.   TWO  HUNDRED  THOUSAND  and  00/100  ($200,000.00)   DOLLARS,  as
               additional consideration for the JES Interest.

          C.   ONE HUNDRED EIGHTY THOUSAND  ($180,000.00)  DOLLARS, which amount
               is  owed  to  Seller  and  GREEN   MANAGEMENT   CORP.   by  JONES
               ENVIRONMENTAL SERVICES (NE), INC.

          D. FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS for Sellers' One Hundred (100.00 %) Percent interest in Enviro (following the Redemption), said amount to be paid by Purchaser to Seller at Closing as follows: (i) at Closing, Seller shall receive FOUR MILLION shares of common stock of Purchaser at a price protected value of $0.10 per share, said shares to be redeemed, at the Seller's election, by Purchaser at the rate of ONE MILLION shares per year, the first redemption to be made on the One (1) year anniversary of Closing and thereafter for the following Three (3) years on the anniversary of Closing pursuant to the terms hereof, and (ii) the vesting and exercise of certain performance-based options to purchase common stock of Purchaser currently held by Seller in the amount of ONE MILLION EIGHT HUNDRED FIFTY THOUSAND shares, the exercise of which options shall be at a price protected value which will make the exercise of such options, in total, equal to ONE HUNDRED THOUSAND and 00/100 ($100,000.00) DOLLARS

               (i) Redemption Rights. Purchaser shall have the obligation to redeem the stock delivered to Seller under Paragraph 3(D)(I) on each successive anniversary date of Closing unless Purchaser shall have received from Seller reasonable written notice of Seller's election NOT to have said shares redeemed within no less than Sixty (60) days of each relevant anniversary date. If Purchaser fails to effectuate any required redemption hereunder (and fails to subsequently, upon the receipt by Purchaser of reasonable written notice of said defect from Seller, to cure such defect within Sixty
                    (60) days of the relevant anniversary date) or otherwise becomes insolvent or effects an assignment for the benefit of creditors, files for bankruptcy (voluntarily or involuntarily), or has a receiver appointed, Seller's obligations under its Employment Agreement with Purchaser of even date herewith shall be null and void and of no further effect. The performance of either Party hereto under the Employment Agreement shall not effect in any way the obligations of the Parties under this Paragraph. E. FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS, which amount is owed to Seller by Enviro.

          F. Purchaser shall pay Seller the sum of FIFTEEN THOUSAND and 00/100 ($15,000.00) Dollars, in corporate funds, as a non-refundable deposit to be applied to the purchase price set forth in Paragraph 3B hereinabove. Said sum shall be paid by Purchaser to Seller upon the execution of this Agreement. 4. CLOSING. The closing of the sale and purchase under this Agreement (the "Closing") is anticipated to take place on or before April 30, 2003 (or such other date as the Parties shall mutually confirm in writing) at (i) the offices of Law Offices of Steven Robert Lehr, P.C., 33 Clinton Road, Suite 100, West Caldwell, New Jersey 07006 or, (ii) if requested by the Purchaser at least two (2) business days prior to Closing, at Purchasers' place of business or the offices of Purchaser's principal lender (the date of Closing being herein referred to as the "Closing Date" or losing .

5.   REPRESENTATIONS AND WARRANTIES.

     A. Seller hereby represents and warrants to Purchaser that the following are true and accurate and will be so at Closing:


          (i) Seller has the full and complete power to transfer the JES Interest and Enviro Interest to Purchaser without obtaining the consent or approval of any other person or governmental authority. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms. Notwithstanding the foregoing to the contrary, Seller does hereby represent that he is subject to the terms and conditions of a certain JES Operating Agreement dated July 17, 1998 (hereinafter referred to, along with all other documents executed in conjunction therewith, the agreement . Seller has obtained the consent of the other parties to the Agreements to enter into the transaction hereunder and shall indemnify and save Purchaser completely free and harmless from and against any and all claims (including reasonable attorneys fees and costs incurred by Purchaser) which any other parties to the Agreements may have against Seller relative to the transactions contemplated hereunder.

          (ii) Except as set forth on Exhibit B attached hereto and incorporated herein by this reference, at Closing, all of the JES Interest and Enviro Interest being sold hereunder shall have no liens, encumbrances or claims of any nature whatsoever against it, and Seller has good and marketable title to said JES Interest and Enviro Interest.

          (iii)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which Seller is a party, including, but not limited to, the provisions of the charter and organizational documents of JES and Enviro.

          (iv) There is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or affecting the transactions contemplated by this Agreement brought by or on behalf of or against him or JES or Enviro, except as set forth in the attached Exhibit B. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to the assets or the business of JES or Enviro or affecting the transactions contemplated by this Agreement, except as set forth in the attached Exhibit B.

          (v) Neither this Agreement nor any other certificate, written statement or document required to be furnished or to be furnished to Purchaser, pursuant to the terms of this Agreement, by or on behalf of Seller, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading.


          (vi) The authorized stock of Enviro consists solely of Fifteen Thousand (15,000) shares of common stock, no par value (the
               "Capital Stock"), of which Seven Thousand Five Hundred (7,500) shares will be issued and outstanding at the time of Closing (following the Redemption). All of the Capital Stock is validly issued, fully paid and non-assessable, and such Capital Stock has not been issued in violation of federal securities law or the securities laws of any other jurisdiction. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Enviro to issue, reissue, acquire or otherwise transfer any additional shares of its Capital Stock, except as set forth in the Agreements.


          (vii)The authorized membership units of JES consist solely of ONE THOUSAND (1,000) Membership Units (the "Membership Units"), of which ONE THOUSAND (1,000) Units are issued and outstanding. All of the Membership Units are is validly issued, fully paid and non-assessable, and such Membership Units have not been issued in violation of federal securities law or the securities laws of any other jurisdiction. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating JES to issue, reissue, acquire or otherwise transfer any additional Membership Units. B. Purchaser hereby represents and warrants to Seller that the following are true and accurate and will be so at Closing:

               (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which Purchaser is party.

               (ii) There is no action, suit, proceeding,  claim or governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting the transactions contemplated by this Agreement brought by or on behalf of or against him. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to Purchaser or affecting the transactions contemplated by this Agreement.

               (iii)Neither this  Agreement nor any other  certificate,  written statement or document required to be furnished or to be furnished to Seller, pursuant to the terms of this Agreement, by or on behalf of the Purchaser, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading. 6. DELIVERIES AT CLOSING.

         At Closing Seller shall deliver the following:

               (i) Any documents or certificates that are necessary to transfer to Purchaser good, clear and marketable title to the JES Interest and the Enviro Interest, and all certificates and other instruments and documents required by the terms of this Agreement to be delivered by Seller at or prior to
                    Closing or otherwise required in connection with the transactions contemplated hereunder.

               (ii) Seller  shall  deliver  the  opinion  of Gerald E. Libby II,
                    Esq., Massery & Gillis, LLP, attorneys at law, counsel for Seller, dated the Closing Date, in form and substance satisfactory to Purchaser and Purchasers counsel, to the effect set forth Paragraph 5 hereof. In rendering the foregoing opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinions are limited accordingly. If such counsel is not authorized to practice law in the State of Connecticut and the Commonwealth of Massachusetts, Purchaser may require Seller counsel to obtain an opinion from counsel authorized to practice law in such jurisdiction(s).

               (iii)Seller  shall  have  furnished  Purchaser  with an  executed
                    Employment Agreement containing covenants of confidentiality, non-solicitation and a covenant not to compete in the form attached hereto and incorporated herein, to be executed at Closing.

            At Closing Purchaser shall deliver the following items to
Seller:

               (iv) The Purchase Price as required and pursuant to the terms set forth in Paragraph 3 of this Agreement.

               (v) An executed Shareholders Agreement for Enviro in the form attached hereto to be executed at Closing.

7. BROKERS. Each of the Parties represents and warrants to the other Party that no broker, finder or agent has acted on its behalf in connection with this Agreement or the transactions contemplated hereunder and no compensation is payable to any such broker or finder.

8. FURTHER INSTRUMENTS. Each of the Parties hereto agrees at any time or times and from time to time, to make, execute and deliver any and all such other and further instruments or documents and do any and all such acts and/or things as the other Party shall reasonably require for the purpose of giving full force and effect to this Agreement.

9. NOTICES. All demands and notices given hereunder shall be sent by registered and certified mail addressed to the respective Parties at the addresses of their residences or location set forth above, or to such other address as each may hereafter designate by registered or certified mail.

10. GOVERNING LAW. This Agreement has been made in the State of New Jersey and shall be interpreted, construed and performed and enforced under and in accordance with the laws of the State of New Jersey, regardless of conflict of laws principles.

11. BENEFIT. This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, fiduciaries, successors and assigns.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended only by a written instrument executed by the Parties.

13. NON-WAIVER. The failure of any Party hereto at any time and from time to time to require performance by another Party of any obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at any subsequent time, and the waiver of any rights arising out of any breach hereof shall not be construed as a waiver of any rights arising out of any subsequent breach.

14. SEVERABILITY. In the event any one (1) or more of the provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof which shall be construed as if such illegal or unenforceable provisions have not been inserted herein.

15. HEADINGS. Any headings in this Agreement have been inserted for convenience of reference only and shall, in no way, restrict or otherwise affect the construction of the terms and provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the agreements, understandings, obligations, representations and warranties made hereunder shall survive the execution of this Agreement and the closing of the transactions contemplated hereunder.

18. PREPARATION AND NEGOTIATION OF THIS AGREEMENT. Each Party hereto has participated equally in the preparation and negotiation of this Agreement and each Party hereto hereby unconditionally and irrevocably waives to the fullest extent permitted by law any rule of interpretation or construction requiring that this Agreement be interpreted or construed against the drafting party.

19. INDEMNIFICATION. Seller shall indemnify and hold harmless Purchaser and each of its affiliates or other related entities from and against any and all losses, damages, liabilities and claims (including legal fees and costs) arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which is contained in or made pursuant to this Agreement or any breach by Seller of any obligations contained in or made pursuant to this Agreement including, without limitation, with respect to all liabilities, commitments and obligations of Seller. As a material inducement to Purchaser entering into and consummating the transaction contemplated hereunder, Seller does hereby agree to hold Purchaser completely free and harmless and indemnify Purchaser from and against any and all claims which Seller has or may have against any stockholder, member, director, officer, agent or other person or entity related to JES, Enviro or Jones whatsoever. Purchaser shall have no obligation whatsoever to participate in any litigation or other action between Green and any stockholder, member, director, officer, agent or other person or entity related to JES, Enviro or Jones.

20. THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

21. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

22. FURNISHING INFORMATION; ANNOUNCEMENTS. Seller shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Purchaser. Any notification of JES, Enviro or Jones employees of the transactions contemplated hereby shall be subject to prior approval by Purchaser. Any notices or other information to be disseminated shall be submitted to Purchaser prior to distribution or dissemination.

23. FORCE MAJEURE. Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such Party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than Ninety (90) days, the other Party may terminate this Agreement without penalty and without further notice.


IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals the day and year first above written.
WITNESS:                                   SELLER:

                                           /S/JAMES F. GREEN
-------------------------                  ----------------------------------
                                              JAMES F. GREEN, Individually



WITNESS:                                   PURCHASER:

                                           VERIDIUM ENVIRONMENTAL CORPORATION

-----------------------                 BY:/S/KEVIN E. KRIESLER
                                           -----------------------------------
                                           NAME: KEVIN E. KREISLER
                                           TITLE: President